EXHIBIT 4.1

AMENDMENT

TO THE

TAX BENEFIT PRESERVATION PLAN

This Amendment is dated as of April 1, 2022 (this “Amendment”) and amends the Tax Benefit Preservation Plan, dated July 24, 2020, (the “Rights Agreement”), by and between Enterprise Diversified, Inc., a Nevada corporation (the “Company”), and Colonial Stock Transfer Company, Inc., as rights agent (the “Rights Agent”).

WHEREAS, the Company may from time to time supplement or amend the Rights Agreement pursuant to, and on the terms and conditions set forth in, Section 27 thereof;

WHEREAS, the Company desires to amend the Rights Agreement as provided herein and subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and in this Amendment the parties hereby agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used and not defined herein have the meanings ascribed to them in the Rights Agreement.

SECTION 2. Amendment of Section 7(a) of the Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

Section 7.     Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a)     Subject to Section 7(e) hereof or as otherwise provided in this Agreement, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a Preferred Share (or, following the occurrence of a Triggering Event, Common Shares, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on April 1, 2022 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), and (iii) the time at which the Rights are exchanged in full as provided in Section 24 hereof (the earliest of (i), (ii), and (iii) being herein referred to as the “Expiration Date”). Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.

SECTION 3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely therein, provided, however, that all provisions regarding the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

SECTION 5. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature. This Amendment shall become effective on the date first referenced above.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ENTERPRISE DIVERSIFIED, INC.

By: /s/ Steven L. Kiel

Name: Steven L. Kiel

Title: Executive Chairman

COLONIAL STOCK TRANSFER COMPANY, INC., AS RIGHTS AGENT

By: /s/ Jason Carter

Name: Jason Carter
Title: VP Sales